Employment Agreement

THIS AGREEMENT made effective as of the 1st day of July, 2010.

BETWEEN:

PEDIATRX INC., a Nevada corporation having an address for the conduct of business located at 405 Trimmer Road, Suite 200,
Califon, NJ, 07830, USA

(the “Company”)

AND:

David L. Tousley
14610 Pawnee Street
Leawood, Kansas 66224

(the “Executive”)

RECITALS:

A.           WHEREAS, the Executive has been acting on behalf of the Company and would like to continue to do so pursuant to the terms of this Agreement; and

B.           WHEREAS, the Company would like to employ the Executive pursuant to the terms of this Agreement.

NOW THEREFORE in consideration of the mutual promises of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereby covenant and agree as follows:

1.             DEFINITIONS

1.1           Definitions. For the purposes of this Agreement, the following terms shall have the following meanings, respectively:

(a)	“Agreement” means this Agreement and all schedules and amendments hereto.

(b)

“Approved Holder” means any person or group of persons acting in concert which as of the date of this Agreement hold, directly or indirectly, a sufficient number of the outstanding Voting Shares to affect materially the control of the Company.

(c)	“Base Salary” has the meaning attributed to it in Section 3.1(a) of this Agreement.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Company” has the meaning attributed to it on Page 1 of this Agreement.

(f)	“Change of Control Event” means the occurrence of any one of the events set out in sections 1.1(f)(i) to 1.1(f)(iv) below:

(i)

an acquisition, directly or indirectly, of Voting Shares, whether through one transaction or a number of transactions, by any person or group of persons acting in concert (other than an Approved Holder) the result of which is that such person or group of persons hold, directly or indirectly, at least forty (40%) percent of the Voting Shares;

(ii)

the consummation of a merger, amalgamation or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after the transaction are owned by persons who were not stockholders of the Company or an Approved Holder immediately prior to such merger, amalgamation, consolidation or reorganization;

(iii)

the consummation by an entity, person or group (other than the Company, a wholly owned subsidiary of the Company, or an Approved Holder) of a tender offer, an exchange offer, a take-over bid or any other offer or bid for more than 40% of the issued and outstanding common shares of the Company; or

(iv) consummation of a sale, transfer or disposition by the Company of all or substantially all of the assets of the Company.

In the case of the occurrence of any of the events set forth in this section 1.1(f), a Change of Control Event shall be deemed to occur immediately prior to the occurrence of any such events. An event shall not constitute a Change of Control Event if it is a merger with a parent or subsidiary, or its sole purpose is to change the jurisdiction of the Company’s organization or to create a holding company, partnership or trust that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such event or by the persons who held Striker’s securities immediately before such event. Additionally, a Change of Control Event will not be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group that consummates the Change of Control Event.

(g)	“Common Shares” means the common shares, without par value, of Striker.

(h)	“Competing Business” shall have the meaning attributed to it in Section 5.3, below.

(i)

“Confidential Information” means information, whether or not originated by the Executive, that relates to the business or affairs of the Company, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Company, its affiliates, clients, or suppliers. Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

(i)

work product resulting from or related to work or projects performed for or to be performed for the Company or its affiliates, including but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

(ii)

computer software of any type or form and in any stage of actual or anticipated development including, by way of example and not in limitation, programs and program modules, routines and subroutines, procedures, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches and system designs;

(iii)

information relating to Developments prior to any public disclosure thereof including, by way of example and not in limitation, the nature of the Developments, production data, technical and engineering data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets);

(iv)

internal Company personnel and financial information, vendor names and other vendor information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Company’s business;

(v)

marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, current and prospective client lists, and future plans and potential strategies of the Company that have been or are being discussed; and

	(vi)	all information that becomes known to the Executive as a result of employment that the Executive, acting reasonably, believes is Confidential Information or that the Company takes measures to protect.

Confidential Information does not include:

(vii)

the general skills and experience gained during the Executive’s employment or engagement with the Company that the Executive could reasonably have been expected to acquire in similar employment or engagements with other companies;

	(viii)	information publicly known without breach of this Agreement or similar agreements; or

(ix)

information, the disclosure of which is required to be made by any law, regulation or governmental authority (to the extent of the requirement), provided that before disclosure is made, notice of the requirement (and the extent of the requirement) is provided to the Company (to the extent reasonably possible in the circumstances), and the Company is afforded an opportunity to dispute the requirement.

(j)	“Date of Termination” means the date of termination of this Agreement pursuant to its terms.

(k)

“Developments” means all discoveries, inventions, designs, works of authorship, improvements and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets), and all records and copies of records relating to the foregoing, that:

	(i)	result or derive from the Executive’s employment or from the Executive’s knowledge or use of Confidential Information;

	(ii)	are conceived or made by the Executive (individually or in collaboration with others) during the term of and related to the Executive’s employment by the Company;

	(iii)	result from or derive from the use or application of the resources of the Company or its affiliates; or

	(iv)	relate to the business operations of the Company or to actual or demonstrably anticipated research and development by the Company or its affiliates.

(l)	“Directors” means the Directors of the Company, and “Director” means any one of them.

(m)	“Effective Date” means July 1, 2010.

(n)	“Employee Benefits” shall have the meaning attributed in Section 4.1, below.

(o)	“Good Reason” means the occurrence of any of the following events without the express written consent of the Executive:

(i)

any material reduction or diminution (except temporarily during any period of physical or mental incapacity or disability of the Executive or one resulting from the request of the Executive) in the Executive’s title(s), status, position(s), authority, duties or responsibilities with the Company; or

	(ii)	a material breach by the Company of this Agreement.

(iii)

the Company’s re-location of the Executive’s place of work to a distance not less than 50 miles by usual highways from the Executive’s agreed place of work at the effective date of this agreement, without mutual agreement of the Executive and the Company.

(p)	“Indemnification Amounts” has the meaning attributed in Section 7.1, below.

(q)	“Initial Term” means the period of time beginning on the Effective Date and ending on the second anniversary of the Effective Date.

(r)	“Just Cause” includes, but is not limited to:

	(i)	the Executive’s failure to properly discharge his lawful duties, or any material breach or non-observance by the Executive of any material provision of this Agreement;

	(ii)	the Executive’s conviction for any crime respecting the property of the Company, or which calls into question the Executive’s personal honesty;

(iii)

any breach by the Executive of his obligations under the Company’s code of conduct or any policies or procedures adopted by the Company from time to time, and disseminated to employees in accordance with the Company’s normal practice, provided that such conduct would amount to just cause as a matter of common law;

(iv)

any breach by the Executive of the fiduciary duties normally owed by a Chief Financial Officer of a corporation including the duty to avoid conflicts of interest, and to act honestly and in good faith with a view to the best interests of the Company;

	(v)	any other material breach of this Agreement by the Executive; or

	(vi)	just cause as that term is defined by the common law applicable in New Jersey.

(s)	“Performance Bonus” has the meaning attributed in Section 3.1(a), below.

(t)	“Performance Bonus Criteria” has the meaning attributed in Section 3.1(a), below.

(u)

“Renewal Term” means any period of time after expiration of the Initial Term during which the employment of the Executive pursuant to this Agreement continues, if the parties to this Agreement have agreed to the renewal in writing.

(v)

“Striker” means Striker Energy Corp., a Nevada corporation and, as of the Effective Date, the sole stockholder of the Company and its surviving corporate entities following a corporate action or actions.

(w)

“Termination Notice Period” is the period of six (6) months plus two (2) months per year of employment of the Executive up to a maximum of twelve (12) months during which the terms of this Agreement shall remain in effect following notice of termination being given by the Executive or the Company pursuant to Section 6.3 below.

(x)	“Voting Shares” means voting shares of the Company or Striker.

(y)	“Year” means any year during the term of this Agreement whether occurring during the Initial Term or, if applicable, any Renewal Terms.

2.             TERMS AND CONDITIONS OF EMPLOYMENT

2.1           Employment. The Company and the Executive agree that as of the Effective Date, the terms and conditions of the employment of the Executive by the Company will be as set out in this Agreement. The Executive shall perform such duties as are regularly and customarily performed by the Chief Financial Officer of a corporation, which shall include but are not limited to the duties set forth in Schedule “A” hereto and any other duties consistent with the Executive’s position in the Company. The Executive agrees that in addition to the role of Chief Financial Officer, the Executive will perform other related positions or duties of senior capacity as the Company may from time to time reasonably require and describe in writing. The Executive shall always act in accordance with any reasonable decision of and obey and carry out all lawful and reasonable orders given to him by the Chief Executive Officer.

2.2           Reporting. The Executive shall:

(a)	report to the Chief Executive Officer and take direction from the Chief Executive Officer ;

(b)

attend meetings of the Board as required by the Chief Executive Officer or the Board, make a report at such meetings describing the status of the Company and addressing such other matters as may be required by the Chief Executive Officer or the Board;

(c)	ensure that all contracts and similar arrangements of the Company shall be approved and signed in accordance with the signing authorities authorized by the Board from time to time.

2.3           Term. Employment of the Executive by the Company shall be effective on the Effective Date and continue for the Initial Term or, if earlier, until such time as this agreement is terminated as hereinafter set out in Section 6 herein.

2.4           Location. The Executive will be based in Leawood, Kansas, or at a location mutually agreed to by the Company and by the Executive from time to time. The Executive understands that he may be required to travel regularly in order to fulfill his duties as Chief Financial Officer of the Company.

2.5           Time and Efforts. Unless prevented by ill health, or physical or mental disability or impairment, the Executive shall, during the term hereof, devote sufficient time, effort, care and attention to his duties set out in this Agreement and to the business of the Company in order to properly discharge his duties hereunder and the Executive shall not be employed or associated with any other business venture without the written consent of the Company.

2.6           Fiduciary Role. The Executive acknowledges that as the Chief Financial Officer of the Company, he occupies a position of fiduciary trust and confidence and as a fiduciary, he will develop and acquire wide experience and knowledge with respect to all aspects in which the Company’s business is conducted. The Executive agrees to serve the Company in a manner which is consistent with the fiduciary duties owed to the Company. Without limiting the generality of the foregoing, the Executive shall observe the highest standards of loyalty, good faith, and avoidance of conflicts of duty and self-interest.

3.             COMPENSATION

3.1           Compensation. During the Initial Term and any Renewal Terms in effect during which compensation has not been amended, the Company shall pay and provide the following compensation to the Executive:

(a)

Base Salary. The Company will pay the Executive the sum of $200,000 per annum effective July 1, 2010 (the “Base Salary”), with payments made on the 15th and last day of each month or as agreed to in the normal payroll processing that the Company shall adopt.

(b)

Performance Bonus. The Executive shall be eligible to receive an annual bonus at the end of each Year (the “Performance Bonus”) initially targeted to be 50% of Base Salary (the “Target Bonus”). Both the decision to pay a Performance Bonus and the amount of a Performance Bonus, shall be at the discretion of the Board, acting reasonably and in accordance with the Performance Bonus criteria established in Striker’s Compensation Plan to be proposed and submitted to the Board for approval (the “Performance Bonus Criteria”). The bonus is payable in cash, in Striker equity, or as a combination of both. In the case of the Performance Bonus paid as a combination of cash and equity, the cash portion shall be not less than 50% of the total value of the Performance Bonus.

(c)

Equity Compensation – Stock Options. The Executive shall be eligible to receive an annual stock option award at the end of each Year (the “Option Award”). Both the decision to make an Option Award and the amount and specifics of the Option Award shall be at the discretion of the Board, acting reasonably and in accordance with the Option Award criteria to be established as part of Striker’s Compensation Plan and in compliance with all applicable laws and the rules of any quotation system or stock exchange. It is intended that such options will be options of Striker.

(d)

Stock Escrow Agreement. Subject to the “Performance Milestones” described in Schedule “B” and in a formal escrow agreement between the Company and the Executive to be entered into by September 30, 2010, Striker shares owned by Executive as of the Effective Date shall be placed into escrow by the Executive (the “Escrow Shares”) and will from time-to-time be released to the Executive upon achievement of such Performance Milestones or returned to the Company for cancellation as provided therein.

3.2           Payroll Deductions. All compensation payable to the Executive pursuant to this Article 3 or otherwise under this Agreement, will be payable in accordance with the Company’s normal payroll practices, as applicable, and will be subject to all statutory deductions that the Company is required to make and remit.

3.3           Taxes. The Executive will be responsible to pay for all federal, state and local taxes assessed on any income received from the Executive under this Agreement, which are over and above the amounts that were deducted and remitted on the Executive’s behalf by the Company.

4.             EMPLOYEE BENEFITS

4.1           Employee Benefits. The Executive shall, to the extent eligible, be entitled to participate in all of the Company’s employee benefit plans (the “Employee Benefits”) provided by the Company to its senior officers in accordance with the terms thereof as they may be in effect from time to time. The Executive shall pay 30% of the monthly premium attributable to his benefits and the Company shall pay the other 70% as well as any administrative costs of maintaining the programs in effect.

4.2           Benefit Plans. To the extent that the Company has adopted any formal plans or policies in respect of Employee Benefits, they shall be provided in accordance with those formal plan documents or policies and any issues with respect to entitlement or payment of benefits under any of the Employee Benefits will be governed by the terms of such documents or policies establishing the benefits in issue. The Company reserves the unilateral right to revise the terms of the Employee Benefits or to eliminate any Employee Benefits altogether. The Executive agrees that any changes to the Employee Benefits will not affect or change any other part of this Agreement.

4.3           Benefits on Cessation of Employment. Unless otherwise agreed by the parties or as otherwise expressly provided to the contrary in this Agreement, upon cessation of employment with the Company for any reason, regardless of whether the cessation is voluntary or involuntary or constitutes termination with or without cause or adequate notice:

(a)

the Executive will cease to participate in the Employee Benefits and will not be entitled to any further benefits thereunder, except for medical and dental benefits which may be continued at his own expense for a period of six (6) months after the Date of Termination; and

(b)

the Executive will be solely responsible for obtaining personal benefit plans to replace any or all Employee Benefits, including, without limitation, health insurance, dental insurance and long term disability insurance.

4.4           Automobile Expenses. In accordance with policies formulated by the Company from time to time, the Executive will be reimbursed for all reasonable automobile expenses including fuel, and mileage calculated at the prevailing IRS rate actually and properly incurred by the Executive in connection with the performance of his employment duties. For all such expenses, the Executive will be required to keep proper accounts and to furnish statements and vouchers to the Company within 30 days after the date the expenses are incurred.

4.5           Key-Person Insurance. The Company may purchase key-person insurance on the life and health of the Executive. The beneficiary under such insurance purchased on the life and health of the Executive shall be the Company. The Executive agrees to perform such acts (such as health checks) as may be required by the insurer in order for the Company to purchase such key-person insurance.

4.6           Vacation. The Executive shall be entitled in each Year to four (4) weeks’ paid vacation, in addition to weekends and statutory holidays, to be taken in instalments of no more than 2 consecutive weeks of paid time off in accordance with the standard written policies of the Company with regard to its senior officers. Subject to the foregoing, paid vacation is to be taken at such time or times as the Executive may select and the Company may reasonably approve having regard to the business affairs and operations of the Company.

5.             CONFIDENTIAL INFORMATION AND DEVELOPMENTS

5.1           Confidential Information.

(a)

All Confidential Information, whether developed by the Executive while employed by the Company or by others employed or engaged by or associated with the Company or its affiliates or clients, is the exclusive and confidential property of the Company or its affiliates or clients, as the case may be, and will at all times be regarded, treated and protected as such, as provided in this Agreement.

(b)

As a consequence of the acquisition of Confidential Information or arising from his position as Chief Financial Officer, the Executive will occupy a position of trust and confidence with respect to the affairs and business of the Company and its affiliates and clients. In view of the foregoing, it is reasonable and necessary for the Executive to make the following covenants regarding the Executive’s conduct during and subsequent to the Executive’s employment by the Company.

(i)

At all times during and subsequent to the Executive’s employment with the Company, the Executive will not disclose Confidential Information to any person (other than as necessary in carrying out the Executive’s duties on behalf of the Company) without first obtaining the Company’s consent, and the Executive will take all reasonable precautions to prevent inadvertent disclosure of any Confidential Information.

(ii)

At all times during and subsequent to the Executive’s employment with the Company, the Executive will not use, copy, transfer or destroy any Confidential Information (other than as necessary in carrying out the Executive’s duties on behalf of the Company) without first obtaining the Company’s consent and the Executive will take all reasonable precautions to prevent inadvertent use, copying, transfer or destruction of any Confidential Information. This prohibition includes, but is not limited to, licensing or otherwise exploiting, directly or indirectly, any products or services that embody or are derived from Confidential Information or exercising judgment or performing analysis based upon knowledge of Confidential Information.

(iii)

Within ten (10) business days after the termination of the Executive’s employment for any reason, the Executive will promptly deliver to the Company all property of or belonging to or administered by the Company including without limitation all Confidential Information that is embodied in any form, whether in hard copy or on electronic media, and that is within the Executive’s possession or under the Executive’s control.

5.2	Intellectual Property.

(a)

All Developments will be the exclusive property of the Company and the Company will have sole discretion to deal with Developments. The Executive agrees that no intellectual property rights in the Developments are or will be retained by him. For greater certainty, all work done during the term of employment by the Executive for the Company or its affiliates is the sole property of the Company or its affiliates, as the case may be, as the first author for copyright purposes and in respect of which all copyright will vest in the Company or the relevant affiliate, as the case may be. In consideration of the benefits to be received by the Executive under the terms of this Agreement, the Executive hereby irrevocably sells, assigns and transfers and agrees in the future to sell, assign and transfer all right, title and interest in and to the Developments and intellectual property rights therein including, without limitation, all patents, copyright, industrial design, circuit topography and trademarks, and any goodwill associated therewith to the Company and the Executive will hold all the benefits of the rights, title and interest mentioned above in trust for the Company prior to the assignment to the Company.

(b)

The Executive will do all further things that may be reasonably necessary or desirable in order to give full effect to the foregoing. If the Executive’s cooperation is required in order for the Company to obtain or enforce legal protection of the Developments following the termination of the Executive’s employment, the Executive will provide that cooperation so long as the Company pays to the Executive reasonable compensation for the Executive’s time at a rate to be agreed between the Executive and the Company.

5.3           Non-solicitation and Duty Not to Compete Unfairly. As a consequence of the fact that the Executive, as Chief Financial Officer, was a fiduciary of the Company during the term of this Agreement, the Executive acknowledges that, for a period of twelve (12) months following the Termination Date, he has an obligation not to, and he agrees that he shall not:

(a)

contact companies or persons who were investors in, or who purchased or agreed to purchase products or services of, the Company or Striker within a two year period before the Date of Termination, on behalf of a Competing Business or

(b)	solicit any of the Company’s or Striker’s employees or consultants to resign or work for any other business or

(c)	himself work for a Competing Business unless Termination was pursuant to section 6.3.

Without limiting the generality of the foregoing, a “Competing Business” means a business that competes with the business carried on by the Company and is engaged in the development and/or marketing of prescription pharmaceutical products based upon the same or similar active pharmaceutical molecules as those owned, licensed, co-promoted or co-marketed by the Company at the Date of Termination, or non-solid oral prescription pharmaceutical products approved for the treatment and management of pediatric patients hospitalized for cancer, inflammatory or gastrointestinal conditions.

5.4           Consent to Enforcement. The Executive confirms that all restrictions in Sections 5.1, 5.2, and 5.3, above, are reasonable and valid and any defences to the strict enforcement thereof by the Company are waived by the Executive. Without limiting the generality of the foregoing, the Executive hereby consents to an injunction being granted by a court of competent jurisdiction in the event that the Executive is in breach of any of the provisions stipulated in Sections 5.1, 5.2 and 5.3, above. The Executive hereby expressly acknowledges and agrees that injunctive relief is an appropriate and fair remedy in the event of a breach of any of the said provisions.

5.5           The Executive’s obligations under each of Sections 5.1,5.2, and 5.3 (a) and 5.3 (b) above, are to remain in effect in accordance with each of their terms and will exist and continue in full force and effect despite any breach or repudiation, or alleged breach or repudiation, of this Agreement or the Executive’s wrongful dismissal by the Company.

6.             TERMINATION

6.1           Termination for Just Cause. The Company may terminate the Executive’s employment for Just Cause at any time by delivering to the Executive written notice of termination. In the event that the Executive’s employment with the Company is terminated by the Company for Just Cause, the Executive shall not be entitled to any additional payments or benefits hereunder, other than for amounts due and owing to the Executive by the Company as at the Date of Termination, excluding any Performance Bonus and, in such event, Stock Options held at the Date of Termination shall immediately expire.

6.2           Death or Disability. Subject to applicable human rights laws or similar legislation, the Company may terminate the Executive’s employment in the event the Executive has been unable to perform his duties for a period of two (2) consecutive months or a cumulative period of six (6) months in any consecutive twenty-four (24) month period, because of a physical or mental disability. The Executive’s employment and this Agreement shall automatically terminate on the Executive’s death. In the event the Executive’s employment with the Company terminates by reason of the Executive’s death or otherwise as a result of this section 6.2, then upon and immediately effective on the Date of Termination:

(a)

any Stock Options granted to the Executive which have not vested shall vest immediately and be immediately exercisable subject to the terms of Striker’s stock option plan and any applicable Stock Option Agreement;

(b)	the Company shall promptly pay and provide the Executive (or in the event of the Executive’s death, the Executive’s estate):

	(i)	any unpaid Base Salary and any outstanding and accrued regular and special vacation pay through the Date of Termination; and

	(ii)	reimbursement for any unreimbursed expenses incurred through to the Date of Termination; and

(c)	the Company shall pay to the Executive (or in the event of the Executive’s death, the Executive’s estate) the continuing payroll payments referred to in section 6.3.

6.3           Termination by the Executive for Good Reason & Termination by the Company Other than for Just Cause.

(a)

The Executive may elect to terminate his employment with the Company for Good Reason at any time within thirty (30) days after the date the Executive has given written notice to the Company of the alleged “Good Reason” and provided that the Company has failed to cure such event or situation within 30 days of receiving said notice In such event, the Company will continue to pay the Executive in accordance with the Company’s normal payroll procedures and the Executive will continue to perform his duties under the Agreement during the applicable Termination Notice Period, or the Company, at its discretion, may pay a lump sum to the Executive equal to the salary payable during the remainder of the Termination Notice Period (the “Lump Sum Payment”). Additionally, the Executive may be entitled to a pro-rata Performance Bonus based upon an objective evaluation of the Executive’s achievement of goals in accordance with section 3.1(b) up to the date of Termination, calculated by multiplying the Target Bonus by the fraction which represents the number of months elapsed from July 1 of the fiscal year in question through the Date of Termination divided by twelve (12). For clarity, the Date of Termination will be the earlier of the last day of the Termination Notice Period or the date on which the Company, at its discretion, pays the Lump Sum Payment.

(b)

The Company may elect to terminate the Executive’s employment at any time for other than Just Cause following the Termination Notice Period by delivering to the Executive written notice of termination in advance of the Termination Notice Period. In such event, the Company will continue to pay the Executive in accordance with the Company’s normal payroll procedures during the applicable Termination Notice Period, and the Executive will continue to perform his duties under the Agreement during the applicable Termination Notice Period, or the Company, at its discretion, may pay a lump sum to the Executive equal to the salary payable during the remainder of the Termination Notice Period. Additionally, the Executive may be entitled to a pro-rata Performance Bonus based upon an objective evaluation of the Executive’s achievement of goals in accordance with section 3.1(b) up to the date of Termination, calculated by multiplying the Target Bonus by the fraction which represents the number of months elapsed from July 1 of the fiscal year in question through the Date of Termination divided by twelve (12). For clarity, the Date of Termination will be the earlier of the last day of the Termination Notice Period or the date on which the Company, at its discretion, pays the Lump Sum Payment.

(c)

If the Executive is terminated pursuant to this section 6.3 the Stock Options granted to the Executive will continue to vest for the number of months of the applicable Termination Notice Period, notwithstanding any election by the Company to pay the Lump Sum Payment to the Executive and will be exercisable subject to the terms of the applicable stock option plan. In addition, the Escrow Shares will be immediately released from escrow and will be fully owned by the Executive, with the shares so released subject to a structured selling arrangement whereby the Executive will sell no more than one tenth of the released shares in any one calendar month.

6.4           Fair and Reasonable Provisions. The Company and Executive acknowledge and agree that the provisions of Section 6.3, above, regarding further payments of the Base Salary, Performance Bonus and other bonuses, and the vesting of stock options, if any, constitute fair and reasonable provisions for the consequences of such termination, and such payments and benefits shall not be limited or reduced by amounts the Executive might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

6.5           Without Good Reason. The Executive may terminate this Agreement at any time without Good Reason by providing at least thirty (30) days prior written notice to the Company. In the event that the Executive’s employment with the Company is terminated during the Term by the Executive without Good Reason, the Executive shall not be entitled to any additional payments or benefits hereunder, other than any amounts due and owing as of the Date of Termination and, in such event, Stock Options that have not vested prior to the Date of Termination shall immediately expire. The Executive will have up to thirty (30) days from the first day of this written notice period to exercise Stock Options that have vested to the Date of Termination.

6.6           Severance Payments. The Executive agrees that no severance or other payments not specifically referenced herein will be payable upon termination of this Agreement in relation to Sections 6.1, 6.2, 6.3 and 6.5.

6.7           Change of Control. If the Executive’s employment with the Company, or with the surviving entity, is terminated by the Company, or by the surviving entity, within six (6) months following a Change of Control Event, or if the Company fails to provide the Executive with an equivalent position following the Change of Control Event, then in lieu of the provisions described in section 6.3 the Company shall pay to the Executive a lump sum severance in an amount equal to 150% of the amount calculated by multiplying one twelfth of the Base Salary times the number of months in the Termination Notice Period, plus a lump sum payment calculated by multiplying 150% of the number of months in the Termination Notice Period times the monthly cost of the benefits that the employee was receiving at the Date of Termination

(a)

If the Executive is terminated pursuant to this section 6.37, the Stock Options granted to the Executive which have not vested shall vest immediately and be immediately exercisable subject to the terms of the applicable stock option plan.

7.             GENERAL

7.1           Indemnification. The Company hereby covenants and agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative of any nature whatsoever by reason of, or as a result of, the fact that he is or was a Director, officer or employee of the Company or is or was serving at the request of the Company as a trustee, director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s constating documents or, if greater, by applicable federal, state or provincial legislation, against all costs, expenses, liability and losses of any nature whatsoever (including, without limitation, lawyer’s fees, judgments, fines, interest, taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith (collectively the “Indemnification Amounts”), and such indemnification shall continue as to the Executive even if he has ceased to be a Director, officer, member, employee or agent of the Company and shall inure to the benefit of the Executive the Indemnification Amounts incurred, or reasonably estimated to be incurred, by him immediately upon receipt by the Company of a written request for such advance. The Company shall make commercially reasonable efforts to ensure that an appropriate Directors and Officers liability insurance policy is maintained such that the Company will be able to meet its obligations of indemnifications under this section.

7.2           Authorization. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and perform its obligations hereunder, and that performance of this Agreement will not violate any agreement between the Company and any other person, firm or organization nor breach any provisions of its constating documents or governing legislation.

7.3           Obligations Continue. The Executive’s obligations under section 5 are to remain in full force and effect notwithstanding termination of this Agreement for any reason.

7.4           Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either party hereto of any breach by the other party hereto of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive and an authorized officer of the Company, as the case may be.

7.5           Compliance with Policies and Laws. The Executive agrees to abide by all the Company’s policies and procedures, including without limitation, the Company’s code of conduct. The Executive also agrees to abide by all laws applicable to the Company, in each jurisdiction in which it does business, including without limitation securities and regulations governing publicly traded companies.

7.6           Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of New Jersey and the federal laws of the United States applicable thereto.

7.7           Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if hand delivered by courier or faxed addressed as follows:

(a)	in the case of the Company:
PediatRx Inc.
405, Trimmer Road, Suite 200,
Califon, NJ
07830
Fax : n/a
Attention: Cameron Durrant

with a copy to:
Joseph Carusone,
Chairman of the Board
Suite 901 – 360 Bay Street
Toronto, ON
Canada M5H 2V6
Fax: (416) 352-5239

(b)	in the case of the Executive:
David L. Tousley
14610 Pawnee Street
Leawood, Kansas 66224
Fax : n/a

Or to the last address of the Executive in the records of the Company and its subsidiaries or to such other address as the parties may from time to time specify by notice given in accordance herewith.

Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if delivered, or if faxed, upon the date shown on the delivery receipt recorded by the sending facsimile machine.

7.8           Severability. If any provision contained herein is determined to be void or unenforceable for any reason, in whole or in part, it shall not be deemed to affect or impair the validity of any other provision contained herein and the remaining provisions shall remain in full force and effect to the fullest extent permissible by law.

7.9           Entire Agreement. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

7.10         Currency. Unless otherwise specified herein all references to dollar or dollars are references to U.S. dollars.

7.11         Further Assurances. Each of the Executive and the Company will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as the Executive or the Company may require for the purposes of giving effect to this Agreement.

7.12         Counterparts/Facsimile Execution. This Agreement may be executed in several parts in the same form and such parts as so executed shall together constitute one original document, and such parts, if more than one, shall be read together and construed as if all the signing parties had executed one copy of the said Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

PEDIATRX INC.

Per:	/s/ Cameron Durrant
Authorized Signatory

EXECUTIVE

Per:	/s/ David L. Tousley
David L. Tousley

SCHEDULE “A”

EXECUTIVE’S DUTIES

Management of all matters relating to the operations and general administration of the Company, including:

1.	Development of a comprehensive annual operating plan for the Company with regular updates performed in conjunction with the CEO throughout the year as requested by the CEO

2.	Development of a comprehensive long range strategic plan for the Company with regular updates performed in conjunction with the CEO throughout the year as requested by the CEO

3.	Management of the monthly accounting processes for the Company and management of outside accounting services

4.	Management of the Treasury operations of the Company

5.	Preparation of monthly and quarterly information reporting internally and for the Board

6.	Management of all SEC filings of Striker in coordination with the CEO and coordination of audit firm and securities counsel necessary for the process

7.	Management of general financial and accounting duties as would be commensurate with a Chief Financial Officer set of responsibilities

8.	Management of information technology requirements for the Company

9.	Management of outside general legal counsel

10.	Management of general administrative duties as would be commensurate with a Chief Administrative Officer set of responsibilities

11.

Ensure personal and corporate compliance with the rules and laws of the nations and states in which the company does business, SOX, SEC, regulatory bodies, self regulating organizations, and exchanges and quotation systems where Striker’s stock may be listed from time to time.

12.	Other duties and responsibilities as requested by the CEO

SCHEDULE “B”

PERFORMANCE MILESTONES

1.	The Escrow Shares will be released to Executive as follows (the "Performance Milestones”):

	a)	In the event that Striker achieves the following Performance Milestone by September 30, 2010, one third of the Escrow Shares (“Tranche A”) are to be released from escrow:

		i.	Striker has completed the acquisition of the rights to market and distribute GRANISOL™, and;

	b)	In the event that Striker achieves the following Performance Milestone by X 2011, one third of the Escrow Shares (“Tranche B”) are to be released from escrow:

		i.	Striker has reported in four (4) consecutive quarters filed with the S.E.C. aggregate gross sales per weighted average share of $0.25, and;

c)

In the event that Striker achieves the following Performance Milestones by X, 2013, one third of the Escrow Shares (“Tranche C”) in addition to Tranche B shares not released to date are to be released from escrow:

		i.	Striker has reported in four (4) consecutive quarters filed with the S.E.C. aggregate gross sales per weighted average share of $1.35, and;

		ii.	Striker has reported in four (4) consecutive quarters filed with the S.E.C. aggregate EBITDA per weighted average share of $0.20,

or

Striker has reported in four (4) consecutive quarters filed with the S.E.C. aggregate net income per weighted average share of $0.07, and;

	d)	In the event that Striker achieves the following Performance Milestone by X, 2015, all of the Escrow Shares are to be released from escrow:

Striker is sold for $_______ [a price per share equal to or greater than the adjusted price of the highest priced financing plus 10% per year for each year between the closing date of the highest priced financing and the effective date of the sale of the Company ] _______ in Value per share at the time of the transaction. “Value” is defined as the total valuation of Striker in an acquisition by a third party or in a merger with a third party plus the value of cash and short-term investments and accounts receivable less the value of debt and accounts payable.

2.

The term of this Escrow Agreement is five (5) years, and it will expire on X, 2015. If by such expiration date, the conditions for release have not been met, then any remaining Escrow Shares shall be returned to Striker for cancellation.

3.

In the event that the Executive terminates his employment for other than Good Reason, or the Company terminates the Executive’s employment for Just Cause, then all remaining Escrow Shares shall be returned to Striker for cancellation.